As filed with the Securities and Exchange Commission on December 14, 1995
                              Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                            ALPINE LACE BRANDS, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                           22-2717823
 (State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                              Identification No.)

                                111 Dunnell Road
                           Maplewood, New Jersey 07040
   (Address, including zip code, of Registrant's principal executive offices)

                         Stock Option Agreements by and
                        between Alpine Lace Brands, Inc.
                            and Holders Named Therein
                            (Full title of the Plan)

                             CARL T. WOLF, President
                            Alpine Lace Brands, Inc.
                                111 Dunnell Road
                           Maplewood, New Jersey 07040
                                 (201) 378-8600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
    Title of each class        Amount        Proposed maximum           Proposed maximum             Amount of
    of Securities to be        to be          offering price           aggregate offering           registration
        registered           registered         per share                     price                     fee              Total fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share           5,000(1)           $10.34(2)                   $51,700                 $ 17.83

Common Stock, par
value $.01 per share         120,000(3)            $4.75                     $570,000                 $196.54

Common Stock, par
value $.01 per share           3,000(4)          $9.3125                   $27,937.50                  $ 9.64

Common Stock, par
value $.01 per share           2,500(5)           $8.375                   $20,937.50                  $ 7.21

Common Stock, par
value $.01 per share           5,000(6)          $11.016                      $55,080                 $ 18.99             $250.21
====================================================================================================================================

(1) Pursuant to Rule 416, the registration statement also covers such indeterminable additional securities as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Stock Option Agreements.
(2) Calculated in accordance with Rule 457(h) on the basis of the per share average of high and low sales prices of the Common Stock on the Nasdaq National Market System on December 11, 1995 ($10.34).

(3) Consists of shares of Common Stock with respect to which options have been granted under Stock Option Agreements at an exercise price of $4.75.
(4) Consists of shares of Common Stock with respect to which options have been granted under Stock Option Agreements at an exercise price of $9.3125.
(5) Consists of shares of Common Stock with respect to which options have been granted under Stock Option Agreements at an exercise price of $8.375.
(6) Consists of shares of Common Stock with respect to which options have been granted under Stock Option Agreements at an exercise price of $11.016.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Alpine Lace Brands, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

                  (c) The description of the Company's securities contained in the Company's Registration Statement on Form 8- A filed April 9, 1987.


         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, New York, New York 10022.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The by-laws of the Company provide that the Company shall indemnify to the extent permitted by Delaware law, any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company and its predecessor.

         The Company also maintains a $2,000,000 directors and officers insurance policy.

         Section 145 of the Delaware General Corporation Law provides as follows:

               (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
          (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

               (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

               (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any such excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

          Exhibit Index

          4(a)   -         Stock Option Agreement dated as of July 15, 1993
                           by and between Alpine Lace Brands, Inc. and Sunrise Financial Group, Inc.

          4(b)   -         Stock Option Agreement dated July 14, 1995
                           between Alpine Lace Brands, Inc. and Kim Alexis.

          4(c)   -         Stock Option Agreement dated July 14, 1995
                           between Alpine Lace Brands, Inc. and Susan Bender.

          4(d)   -         Stock Option Agreement dated July 14, 1995
                           between Alpine Lace Brands, Inc. and Ray Manzella.

          4(e)   -         Stock Option Agreement dated September 14, 1995
                           between Alpine Lace Brands, Inc. and Karen
                           Gallagher.

          4(f)   -         Stock Option Agreement dated September 14, 1995
                           between Alpine Lace Brands, Inc. and Sue McGowan.

          4(g)   -         Stock Option Agreement dated September 14, 1995
                           between Alpine Lace Brands, Inc. and George Clark.

          4(h)   -         Stock Option Agreement dated September 14, 1995
                           between Alpine Lace Brands, Inc. and Bob
                           D'Amperio.

          4(i)   -         Stock Option Agreement dated November 1, 1995
                           between Alpine Lace Brands, Inc. and SIM-GT
                           Licensing Corp.

          5      -         Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         23(a)   -         Consent of Grant Thornton LLP, independent
                           auditors.

         23(b)   -         Consent  of  Olshan  Grundman  Frome  & Rosenzweig
                           LLP (included in its opinion filed as Exhibit 5).

         24      -         Powers of Attorney (included on signature page to
                           this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

                  Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Maplewood, State of New Jersey on December 14, 1995.

                                        ALPINE LACE BRANDS, INC.


                                        By:/s/ Carl T. Wolf
                                           ----------------
                                           Carl T. Wolf, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl T. Wolf his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                    Title                                  Date
                 ---------                                    -----                                  ----


/s/ Carl T. Wolf                               Chairman of the                        December 14, 1995
--------------------------------------------   Board, President
                Carl T. Wolf                   and Chief Executive
                                               Officer (principal
                                               executive officer)
                                               and Director



                 Signature                                    Title                                  Date
                 ---------                                    -----                                  ----



/s/ Arthur Karmel                              Vice President -                       December 14, 1995
--------------------------------------------   Finance (principal
                Arthur Karmel                  financial officer)



/s/ Marion F. Wolf                             Vice President-Food                    December 14, 1995
--------------------------------------------   Service and Director
               Marion F. Wolf



/s/ Richard Cheney                             Director                               December 14, 1995
--------------------------------------------
               Richard Cheney



/s/ Howard M. Lorber                           Director                               December 14, 1995
--------------------------------------------
              Howard M. Lorber



/s/ Richard S. Hickok                          Director                               December 14, 1995
--------------------------------------------
              Richard S. Hickok



/s/ Joseph R. Rosetti                          Director                               December 14, 1995
--------------------------------------------
              Joseph R. Rosetti



/s/ Stephen Sadove                             Director                               December 14, 1995
--------------------------------------------
               Stephen Sadove



/s/ Marvin Schiller                            Director                               December 14, 1995
--------------------------------------------
               Marvin Schiller

